Exhibit 99.1

FERRELLGAS PARTNERS REPORTS STRONG FIRST-QUARTER ADJUSTED EBITDA; PROPANE GALLON SALES GROW MORE THAN 4%

OVERLAND PARK, KAN., December 10, 2009/PR Newswire-First Call — Ferrellgas Partners, L.P. (NYSE:FGP), one of the largest distributors of propane, today reported that Adjusted EBITDA for the fiscal first quarter ended October 31 was $33.3 million compared to the exceptionally strong, year-earlier record of $35.2 million.  Moreover, the partnership noted that results in this year’s quarter were ahead of plan.

The seasonal net loss for the first quarter, adversely affected by one-time charges for debt prepayment premiums, was $32.9 million, or $0.47 per unit, compared with $15.0 million, or $0.23 per unit a year ago.  However, excluding these one-time charges, the net loss for this year’s quarter was $15.6 million, or $0.22 per unit.

President and Chief Executive Officer Steve Wambold explained, “The most significant performance in the first quarter was the ongoing momentum of propane sales which increased 4.3% to 179.5 million gallons, again primarily reflecting organic growth.”  Wambold pointed out, “More impressive was the 4.7% gain in retail sales to end users, with strength in our residential sales more than offsetting anticipated weakness in the commercial/industrial consumer base.”

Wambold also noted, “We maintained our discipline of keeping a tight rein on costs, as operating expense, despite higher propane volume, remained practically unchanged, reducing our operating expense per gallon.  In addition, equipment lease expense declined nearly 30%.”  Wambold further explained, “The first quarter’s general and administrative expense of $13.8 million reflects a $2.8 million non-cash stock option issuance charge from our parent company.  As this is not a cash obligation of the partnership it is not reflected in our presentation of Adjusted EBITDA and we anticipate G&A expense for the remainder of the fiscal year to return to a more normal pattern.”

During the first quarter, revenues, as expected, declined, to $352.1 million from $480.9 million a year ago reflecting lower wholesale propane costs.  However, gross profit for the quarter was practically unchanged.

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Turning to the near-term outlook, Wambold observed, “It’s too early to forecast results for the second quarter, but so far agricultural sales are well ahead of the year-ago pace and we are encouraged to see the first signs of winter weather across the country.”  He concluded, “We remain focused on executing our strategies and are confident there is potential for growth organically and by acquisition.”

Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., serves approximately one million customers in all 50 states, the District of Columbia and Puerto Rico.  Ferrellgas employees indirectly own more than 20 million common units of the partnership through an employee stock ownership plan.  More information about the partnership can be found online at www.ferrellgas.com.

Statements in this release concerning expectations for the future are forward-looking statements.  A variety of known and unknown risks, uncertainties and other factors could cause results, performance and expectations to differ materially from anticipated results, performance and expectations.  These risks, uncertainties and other factors are discussed in the Form 10-K of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P., and Ferrellgas Finance Corp. for the fiscal year ended July 31, 2009, and other documents filed from time to time by these entities with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, (913) 661-1530

Jim Saladin, Media Relations, (913) 661-1833

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FERRELLGAS PARTNERS, L.P.  AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

(unaudited)

	October 31, 2009	July 31, 2009
ASSETS

Current Assets:
Cash and cash equivalents	$10,177	$7,066
Accounts and notes receivable, net	117,654	106,910
Inventories	158,168	129,808
Prepaid expenses and other current assets	30,168	15,031
Total Current Assets	316,167	258,815

Property, plant and equipment, net	678,880	666,535
Goodwill	248,939	248,939
Intangible assets, net	238,295	212,037
Other assets, net	26,078	18,651
Total Assets	$1,508,359	$1,404,977

LIABILITIES AND PARTNERS’ CAPITAL

Current Liabilities:
Accounts payable	$79,239	$49,337
Short term borrowings	107,055	66,159
Other current liabilities (a)	118,978	108,763
Total Current Liabilities	305,272	224,259

Long-term debt (a)	1,064,714	1,010,073
Other liabilities	19,502	19,300
Contingencies and commitments	—	—

Partners’ Capital:
Common unitholders (69,450,318 and 68,236,755 units outstanding at October 31, 2009 and July 31, 2009, respectively)	167,500	206,255
General partner unitholder (701,518 and 689,260 units outstanding at October 31, 2009 and July 31, 2009, respectively)	(58,380)	(57,988)
Accumulated other comprehensive income (loss)	5,749	(1,194)
Total Ferrellgas Partners, L.P. Partners’ Capital	114,869	147,073
Noncontrolling Interest	4,002	4,272
Total Partners’ Capital	118,871	151,345
Total Liabilities and Partners’ Capital	$1,508,359	$1,404,977

(a) The principal difference between the Ferrellgas Partners, L.P. balance sheet and that of Ferrellgas, L.P., is $268 million of 8 3/4% notes which are liabilities of Ferrellgas Partners, L.P. and not of Ferrellgas, L.P.

FERRELLGAS PARTNERS, L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

FOR THE THREE AND TWELVE MONTHS ENDED OCTOBER 31, 2009 AND 2008

(in thousands, except per unit data)

(unaudited)

	Three months ended		Twelve months ended
	October 31		October 31
	2009	2008	2009	2008
Revenues:
Propane and other gas liquids sales	$327,666	$436,888	$1,720,431	$2,133,234
Other	24,404	44,031	220,242	243,458
Total revenues	352,070	480,919	1,940,673	2,376,692

Cost of product sold:
Propane and other gas liquids sales	200,920	318,590	1,089,698	1,557,989
Other	6,180	16,814	142,219	142,332

Gross profit	144,970	145,515	708,756	676,371

Operating expense	96,890	96,217	401,408	377,836
Depreciation and amortization expense	20,527	21,316	81,705	85,472
General and administrative expense	13,778	9,086	46,074	42,905
Equipment lease expense	3,774	5,355	16,825	23,482
Employee stock ownership plan compensation charge	2,002	1,749	7,008	10,988
Loss on disposal of assets and other	1,662	2,582	12,122	11,445

Operating income	6,337	9,210	143,614	124,243

Interest expense	(22,695)	(23,670)	(88,544)	(88,096)
Debt prepayment premiums	(17,308)	—	(17,308)	—
Other income (expense), net	307	(818)	(196)	(596)

Earnings (loss) before income taxes	(33,359)	(15,278)	37,566	35,551

Income tax expense (benefit) - current	(612)	(269)	1,561	1,774
Income tax expense (benefit) - deferred	190	(32)	610	495

Net earnings (loss)	(32,937)	(14,977)	35,395	33,282

Net earnings (loss) attributable to noncontrolling interest (a)	(272)	(90)	601	580

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	(32,665)	(14,887)	34,794	32,702

Less: General partner’s interest in net earnings (loss)	(327)	(149)	348	327

Common unitholders’ interest in net earnings (loss)	$(32,338)	$(14,738)	$34,446	$32,375

Earnings (loss) Per Unit
Basic and diluted net earnings (loss) available per common unit	$(0.47)	$(0.23)	$0.51	$0.51

Weighted average common units outstanding	68,507.9	63,052.0	66,915.9	62,999.3

Supplemental Data and Reconciliation of Non-GAAP Items:

	Three months ended		Twelve months ended
	October 31		October 31
	2009	2008	2009	2008

Net earnings (loss) attributable to Ferrellgas Partners, L.P.	$(32,665)	$(14,887)	$34,794	$32,702
Income tax expense (benefit)	(422)	(301)	2,171	2,269
Interest expense	22,695	23,670	88,544	88,096
Debt prepayment premiums	17,308	—	17,308	—
Depreciation and amortization expense	20,527	21,316	81,705	85,472
Other income (expense), net	(307)	818	196	596
EBITDA	27,136	30,616	224,718	209,135
Employee stock ownership plan compensation charge	2,002	1,749	7,008	10,988
Unit and stock-based compensation charge (b)	2,751	328	4,735	1,694
Loss on disposal of assets and other	1,662	2,582	12,122	11,445
Net loss attributable to noncontrolling interest	(272)	(90)	601	580
Adjusted EBITDA (c)	33,279	35,185	249,184	233,842
Net cash interest expense (d)	(21,324)	(23,759)	(86,480)	(91,557)
Maintenance capital expenditures (e)	(10,113)	(5,026)	(26,853)	(22,496)
Cash paid for taxes	—	(8)	(1,504)	(2,638)
Proceeds from asset sales	1,933	2,318	7,814	10,254
Distributable cash flow to equity investors (f)	$3,775	$8,710	$142,161	$127,405

Propane gallons sales
Retail - Sales to End Users	132,474	126,533	658,729	664,190
Wholesale - Sales to Resellers	47,074	45,676	223,436	190,983
Total propane gallons sales	179,548	172,209	882,165	855,173

(a)	Amounts allocated to the general partner for its 1.0101% interest in the operating partnership, Ferrellgas, L.P.
(b)

FASB guidance relating to stock compensation requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Share-based payment transactions resulted in a non-cash compensation charge of $0.8 million and $0.1 million to operating expense for the three months ended October 31, 2009 and 2008, respectively, and $1.5 million and $0.5 million to operating expense for the twelve months ending October 31, 2009 and 2008, respectively. A non-cash compensation charge of $2.0 million and $0.2 million was recorded to general and administrative expense for the three months ended October 31, 2009 and 2008, respectively, and $3.2 million and $1.2 million to general and administrative expense for the twelve months ending October 31, 2009 and 2008, respectively.

(c)

Management considers Adjusted EBITDA to be a chief measurement of the partnership’s overall economic performance and return on invested capital. Adjusted EBITDA is calculated as earnings before interest, income taxes, depreciation and amortization, employee stock ownership plan compensation charge, unit and stock-based compensation charge, loss on disposal of assets and other, noncontrolling interest, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the partnership’s performance in a manner similar to the method management uses, adjusted for items management believes are unusual or non-recurring, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, management believes this measure is consistent with the manner in which the partnership’s lenders and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

(d)

Net cash interest expense is the sum of interest expense less non-cash interest expense and other income (expense), net. This amount includes interest expense related to the accounts receivable securitization facility.

(e)	Maintenance capital expenditures include capitalized expenditures for betterment and replacement of property, plant and equipment.
(f)

Management considers Distributable cash flow to equity investors a meaningful non-GAAP measure of the partnership’s ability to declare and pay quarterly distributions to common unitholders. Distributable cash flow to equity investors, as management defines it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.